Exhibit 10.2

Amendment No. 2 to

Eugene R. McGrath Employment Agreement

The EMPLOYMENT AGREEMENT by and between Consolidated Edison, Inc., a New York Corporation (“CEI”), and Eugene R. McGrath (the “Executive”), dated as of September 1, 2000 and amended effective May 31, 2002, is amended effective September 1, 2005, as follows:

WHEREAS, the Executive and CEI entered into an Employment Agreement effective September 1, 2000 (the “Agreement”);

WHEREAS, the Executive and CEI amended the Agreement as of May 31, 2002 to provide for an additional grant of restricted stock units;

WHEREAS, the Board of Directors of CEI (the “Board”) has elected a new Chief Executive Officer effective September 1, 2005;

WHEREAS, the parties desire to further amend the Agreement to provide for the change in Executive’s title, duties and responsibilities;

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Section 1(b) of the Agreement is amended to add the following at the end of the paragraph:

“Notwithstanding the foregoing, effective September 1, 2005, the Executive or CEI may terminate the Employment Period on thirty 30 days advance written notice.”

2. Section (2)(a) of the Agreement is amended to add the following at the end of the paragraph:

“Notwithstanding the foregoing, effective September 1, 2005, the Executive shall no longer serve as Chief Executive Officer of CEI or Chief Executive Officer of CECONY but shall serve as Executive Chairman of CEI, Executive Chairman of CECONY, and Chairman of the Board of CEI.”

3. The second sentence of Section 2(b) of the Agreement shall be deleted and replaced with the following:

“As Executive Chairman of CEI and CECONY, effective September 1, 2005, the Executive shall provide transition assistance and advice and guidance to the new Chief Executive Officer of CEI and such other services as may reasonably be determined by the Board.”

4. The first sentence of paragraph 2(e) of the Agreement is amended to provide the following:

“In addition to serving as Executive Chairman of CEI, the Executive shall also serve as Executive Chairman of CECONY.”

5. The reference in the second sentence of paragraph 3 of the Agreement is amended to substitute the phrase “Management Development and Compensation Committee” for the phrase “Executive Personnel and Pension Committee.”

Section 3(b) of the Agreement is amended by adding the following at the end of the paragraph:

“The Executive’s percentage award levels applied against the pool for 2006 will not be less than that for 2005.”

8. Section 3(c) of the Agreement is amended by deleting the third sentence thereof and substituting the following at the end of the paragraph:

“The Board, subject to any required shareholder approval, will determine the Company’s long term incentive compensation program, and the type and amount of equity and any other long-term incentive grants provided under the program will be determined by the Compensation Committee from time to time provided that upon Executive’s retirement (i) any performance-based equity awards shall fully vest and be paid out within 30 days of the date employment terminates as if targeted performance had been achieved through the applicable performance period and (ii) any non-performance based awards granted to Executive, including restricted stock awards, restricted stock units and options, shall fully vest and (A) be paid out within 30 days of the date Executive’s employment terminates and (B)(x) in the case of options granted prior to April 19, 2001, be exercisable until the third anniversary of the Executive’s date of retirement and (y) in the case of options granted after April 19, 2001 be exercisable until the tenth anniversary of the grant date, provided, however, that in no event shall options be exercisable beyond the expiration of their term.” Notwithstanding anything to the contrary in this Agreement, in the event the Executive is terminated by the Company without Cause or terminates his employment for Good Reason prior to his retirement, his equity awards shall be treated as provided in the preceding sentence.

6. A new Section 3(k) shall be added to provide as follows:

“To the fullest extent permitted by applicable law, the Company shall (a) indemnify the Executive as an officer or director of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was an officer or director of the Company or a trustee or fiduciary of such employee benefit plan, (b) pay for or reimburse the Executive’s reasonable expenses incurred in the defense of any proceeding to which the Executive is a party because he is or was an officer or director of the Company or a trustee or fiduciary of such employee benefit plan and (c) if the Company maintains directors and officers liability insurance, to cover the Executive under such insurance to the same extent it covers other officers and directors. The Executive’s rights under this Section 3(k) shall survive the termination of the Executive’s employment by the Company.”

7. Section 4(c)(i)(B) of the Agreement shall be deleted and replaced with the following:

“the failure by the Board to elect the Executive to the positions of Executive Chairman of CEI and of CECONY and Chairman of the Board during the Employment Period.”

8. Section 4(c)(i)(D) is deleted in its entirety.

9. The phrase “his executive position with the surviving parent corporation is Chief Executive Officer or Chief Operating Officer” in the second sentence of paragraph 4(c)(i) is replaced with “his executive position with the surviving parent is Executive Chairman.”

10. A new Section 12(h) shall be added to provide as follows:

“JOBS Act Compliance. If any provision of this Agreement would result in unintended or adverse tax consequences to the Executive or would contravene the regulations anticipated to be promulgated under Section 409A of the American Jobs Creation Act of 2004 (the “JOBS Act”), or other Department of Treasury guidance, the parties shall reform this Agreement or any provisions hereof to maintain to the maximum extent practicable the original purpose of the provision without violating the provisions of the JOBS Act or creating unintended or adverse tax consequences to the Executive.”

11. Executive acknowledges that the provisions of this Amendment No. 2 shall not constitute Good Reason to terminate employment under the Agreement.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized director and its corporate seal to be affixed hereto, and the Executive has hereto set his hand as of July 22, 2005.

CONSOLIDATED EDISON, INC.

By:	/s/ George Campbell, Jr.
George Campbell, Jr.
Chairman, Management
Development and Compensation
Committee

/s/ Eugene R. McGrath Eugene R. McGrath

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